Exhibit 23.4

Lawrence Venick Partner 2206-19 Jardine House 1 Connaught Place Central Hong Kong	Main +852 3923 1188 Fax +852 3923 1100 Email lvenick@loeb.com

September 18, 2023

Majestic Ideal Holdings Ltd

22/F, China United Plaza

1002-1008, Tai Nan West Street

Cheung Sha Wan

Kowloon, Hong Kong

Re:	Majestic Ideal Holdings Ltd

Ladies and Gentlemen:

We have acted as counsel to Majestic Ideal Holdings Ltd (the “Company”), a company incorporated in the Cayman Islands, in connection with the Registration Statement on Form F-1 (the “Registration Statement”) to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”) covering an underwritten public offering of 3,750,000 ordinary shares, par value $0.0001 per share of the Company.

We hereby consent to the use of this consent as an exhibit to the Registration Statement, to the use of our name as your U.S. and Hong Kong counsel and to all references made to us in the Registration Statement and in the prospectus forming a part thereof. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder.

Very truly yours,

Loeb & Loeb LLP

San Francisco Los Angeles New York Chicago Nashville Washington, DC Beijing Hong Kong www.loeb.com